SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Date of Report  (Date of earliest event reported) June 24, 2003

MISSOURI RIVER AND GOLD GEM CORPORATION

(Exact name of registrant as specified in its charter)

Nevada

000-33109

81-0444479

(State or other jurisdiction

(Commission

(IRS Employer

 of incorporation)

 File  Number)

Identification No.)

2024 105th Pl. S.E., Everett, WA  98208

(Address of principal executive offices)

Registrant's telephone number, including area code: (425) 337-7778

N/A

(Former name or former address, if changed since last report)

ITEM 5.  OTHER EVENTS.

Letter of Intent

On June 24, 2003, Missouri River and Gold Gem Corporation ( “Missouri River”) entered into a letter of intent to acquire all of the outstanding shares of capital stock of VOIedge Networks, Inc., a Delaware corporation (VOIedge”), in exchange for approximately 25,000,000 authorized but as yet un-issued shares of Missouri River common stock.

VOIedge, a development stage company, intends to market telephony solutions for cable television companies to leverage their existing cable network infrastructure to compete with satellite broadcasters and telephone companies.  VOIedge’s product is based on  proprietary, standards-based technology built into small, self-provisioning, easy-to-install, customer premise equipment that enables cable companies to provide cost-effective voice and other added-value network services.

Closing of the transaction is subject to completion of due diligence, execution of a definitive Share Purchase Agreement, approval of the board of directors of Missouri River and approval of the directors and the shareholders of VOIedge. Immediately after closing there will be approximately 29,938,115 shares of Missouri River issued and outstanding. The Share Purchase Agreement will require that Missouri River’s management and 5% shareholders enter into “lock-up” agreements to limit the number of shares they may sell until July 1, 2004.

The total shares outstanding at closing will be comprised of the following:

1.

Current Missouri River shareholders – 4,938,115 shares

2.

VOIedge shareholders – approximately 25,000,000 shares

After closing of the transaction it is intended that the shares shall reverse split 1:3, leaving approximately 9,980,000 Missouri River shares outstanding. The current Missouri River Shareholders will then own approximately 1,646,038 shares, or 16.5% of the total outstanding shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MISSOURI RIVER AND GOLD GEM CORPORATION

Date:     June 26, 2003

/s/ Martyn A. Powell

By:  ________________________

       Martyn A. Powell, President